Exhibit (d)(4)

AMENDED AND RESTATED

EXHIBIT A – PORTFOLIOS AND MANAGEMENT FEES

Dated: April 1, 2021

Pursuant to Section 7(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Current Portfolio’s assets as set forth below:

PORTFOLIO	FEE RATE (%)
U.S. Government	0.33%
U.S. Government Select	0.18%

NORTHERN INSTITUTIONAL FUNDS		NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal E. Rein	By:	/s/ Peter K. Ewing

Name:	Randal E. Rein	Name:	Peter K. Ewing

Title:	Treasurer	Title:	Senior Vice President